AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of March 11, 2011, amends and restates the Employment Agreement, dated as of November 7, 2007, which was amended December 15, 2008, among Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company” and, together with KKDC, the “Companies”), and Steven A. Lineberger (the “Executive”).

     The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

     SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

     “Base Salary” has the meaning set forth in Section 4.01.

     “Board” means the Board of Directors of the Company.

     “Cause” shall mean (a) the Executive’s failure or refusal to perform the Executive’s lawful and proper duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness or a court or governmental order), (b) the Executive’s conviction of or plea of nolo contendere to any felony (other than a traffic infraction), (c) an act or acts on the Executive’s part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Executive at the expense of the Companies, or (d) the Executive’s insubordination to the Companies’ most senior executive officer or willful violation of any material provision of the code of ethics of the Companies applicable to the Executive. In the case of any item described in the previous sentence, the Executive shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Board believes the Executive is to be terminated for Cause, including any act or omission that is the basis for the decision to terminate the Executive. In the case of an act or omission described in clause (a) or (d) of the definition of Cause, (i) if reasonably capable of being cured, the Executive shall be given 30 days from the date of such notice to effect a cure of such alleged act or omission constituting “Cause” which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (ii) the Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if the Executive so desires) at a meeting of the Board held promptly following such 30-day cure period if the Board intends to determine that no cure has occurred. At or following such meeting, the Board shall determine whether or not to terminate the Executive for “Cause” and shall notify the Executive in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting).

     “Change in Control” means any of the following events:

     (a) the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any Person, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition;

     (b) consummation of (i) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (ii) a sale or other disposition of all or substantially all of the assets of the Company other than to a Person which is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company;

     (c) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, however, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation or proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board; or

     (d) approval by shareholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that, if and to the extent required under Section 409A of the Code or any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), an event will be treated as a “Change in Control” for purposes of this Agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to the Company.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with the business of the Company and its Subsidiaries and which constitutes trade secrets or information which they have attempted to protect, which may include, but is not limited to, trade “know-how”, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

     “Date of Termination” has the meaning set forth in Section 5.07.

     “Effective Date” has the meaning set forth in Section 2.01.

     “Employment Period” has the meaning set forth in Section 2.01.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (a) the failure of the Companies to pay any material amount of compensation to the Executive when due hereunder, (b) the Executive is no longer the most senior officer in charge of U.S. franchise operations of (i) the Company or (ii) in the event of a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (iii) if all or substantially all of the voting stock of the Company is held by another public company, such public company, (c) the assignment to the Executive of any duties or responsibilities materially inconsistent with the Executive’s status under clause (b) of this sentence or his failure at any time to report directly to the most senior executive officer of the applicable company described in such clause (b), (d) any failure by the Companies to maintain the Executive’s principal place of employment and the executive offices of the Companies within 25 miles of the Winston-Salem, North Carolina area, (e) any material breach by the Companies of this Agreement, or (f) the term of the Employment Period ending as a result of the Companies giving the Executive notice of nonextension of the term of this Agreement in accordance with Section 5.01 solely at either the end of the initial term or the end of the first, second or third one-year extensions of the term under Section 5.01 (but, for the avoidance of doubt, not at the end of any further extension of the term); provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within 60 days after the Executive knows or has reason to know of the occurrence of any such event, and the Companies shall have 30 days (10 days in the case of a material breach related to payment of any amounts due hereunder) from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Companies, such event shall no longer constitute Good Reason.

     “Notice of Termination” has the meaning set forth in Section 5.06.

     “Permanent Disability” means the Executive becomes permanently disabled within the meaning of the long-term disability plan of the Companies applicable to the Executive, and the Executive commences to receive benefits under such plan.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     “Reimbursable Expenses” has the meaning set forth in Section 4.04.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, 50 percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, 50 percent or more of the partnership or other similar ownership interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a 50 percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated 50 percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

     SECTION 2.01. Employment. The Executive is a current employee of KKDC and a current officer of the Company. However, under this Agreement, and beginning the Effective Date, both Companies shall employ the Executive, and the Executive shall accept employment with the Companies, upon the terms and conditions set forth in this Agreement for the new period beginning November 7, 2007 (the “Effective Date”) and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

     SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President – Corporate Strategy Development and President – U.S. Franchise Operations of the Company reporting directly to the most senior executive officer and shall be the Company’s most senior officer in charge of U.S. franchise operations. During the Employment Period, the Executive also shall serve as Senior Vice President – Corporate Strategy Development and President – U.S. Franchise Operations of KKDC and shall be KKDC’s most senior officer in charge of U.S. franchise operations. The Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board or the most senior executive officer of the Companies; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required for the proper conduct of the business of the Companies. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Subsidiaries. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization not related to the business of the Company or its Subsidiaries, whether for compensation or otherwise, without the prior approval of the Board; provided, however, the Executive may serve on the board of directors of one for-profit corporation with the prior approval of the Board, which will not be unreasonably withheld, and the Executive may serve as a director of not-for-profit organizations or engage in other charitable, civic or educational activities, so long as the activities described in this proviso do not interfere with the Executive’s performance of his duties hereunder or result in any conflict of interest with the Companies.

ARTICLE 4

BASE SALARY AND BENEFITS

     SECTION 4.01. Base Salary. During the Employment Period, the Executive will receive base salary from the Companies equal to $332,000 per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll practices of the Companies. Annually during the Employment Period the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board or its Compensation Committee, in their discretion, the Executive’s Base Salary may be increased but not decreased. After any such increase, the term “Base Salary” as used in this Agreement will thereafter refer to the increased amount.

     SECTION 4.02. Bonuses. In addition to Base Salary, the Executive shall be eligible to be considered for an annual bonus, and the Executive’s annual target bonus shall be equal to 50% of Base Salary. The Compensation Committee of the Board and the Board shall set targets with respect to and otherwise determine the Executive’s bonus in accordance with the Company’s then current incentive plans.

     SECTION 4.03. Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available by the Companies to their executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. Such benefits shall include medical, life and disability insurance provided in accordance with the policies of the Companies. The Executive shall be entitled to four weeks of paid vacation annually during the Employment Period.

     SECTION 4.04. Expenses. The Companies shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Companies’ policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Companies’ requirements with respect to reporting and documentation of expenses and the provisions of Section 13.14.

     SECTION 4.05. Compliance with Compensation and Equity Policies. The Executive agrees to comply with the Company’s Equity Retention Policy, Compensation Recovery Policy and Stock Ownership Guidelines, each as in effect from time to time, with respect to annual or long-term incentive or other compensation, as applicable. The terms of the Company’s Equity Retention Policy, Compensation Recovery Policy and Stock Ownership Guidelines, each as in effect from time to time, are hereby incorporated by reference into this Agreement.

ARTICLE 5

TERM AND TERMINATION

     SECTION 5.01. Term. The Employment Period had an original term ending November 7, 2010; provided, however, that the Employment Period will be automatically extended for successive one-year periods following the original term ending November 7, 2010, until either the Companies, on the one hand, or the Executive, on the other hand, at least 180 days prior to the expiration of the original term or any extended term, shall give written notice to the other of their intention not to so extend the Employment Period.

     SECTION 5.02. Termination Due to Death or Permanent Disability. If the Employment Period shall be terminated due to death or Permanent Disability of the Executive, the Executive (or his estate or legal representative) shall be entitled solely to the following: (a) Base Salary through the Date of Termination (paid on the Companies’ normal payroll date), and (b) medical benefits as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder. In addition, promptly following any such termination, the Executive (or his estate or legal representative) shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination in accordance with Section 4.04 and Section 13.14 herein.

     SECTION 5.03. Termination for Good Reason or Without Cause. Except as otherwise set forth in Section 5.09 below, if the Employment Period shall be terminated (a) by the Executive for Good Reason, or (b) by the Companies not for Cause, provided the Executive has executed, on or before the date that is fifty (50) days following the date of his termination of employment, an irrevocable (except to the extent required by law to be revocable) general release of claims in the form attached hereto as Exhibit A, and does not revoke such release prior to the end of the seven day statutory revocation period, the Executive shall be entitled solely to the following: (i) Base Salary through the Date of Termination, paid on the Companies’ normal payroll payment date; (ii) an amount equal to one times the Base Salary, provided that, the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01 or Article 9 below; (iii) a bonus for the year of termination of employment equal to the Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment, to be paid, subject to Section 13.14 below, sixty (60) days following such termination of employment; and (iv) medical benefits as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that duplicative severance benefits shall not be payable under any other plan or program. Amounts described in clause (ii) above will be paid, subject to Section 13.14 below, in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the Date of Termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next nine (9) monthly anniversaries of the Date of Termination. In addition, promptly following any such termination, the Executive shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination in accordance with Section 4.04 and Section 13.14 herein.

     SECTION 5.04. Termination for Cause or Other Than Good Reason. If the Employment Period shall be terminated (a) by the Companies for Cause, or (b) as a result of the Executive’s resignation or leaving of his employment other than for Good Reason, the Executive shall be entitled to receive solely Base Salary through the Date of Termination (paid on the Companies’ normal payroll date) and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination (in accordance with Section 4.04 and Section 13.14 herein). The Executive’s rights under the benefit plans and programs shall be as determined thereunder. A voluntary resignation by the Executive shall not be deemed to be a breach of this Agreement.

     SECTION 5.05. Benefits. If the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02, 5.03 or 5.09, the Executive and his covered dependents shall continue to receive medical insurance coverage benefits from the Companies, with the same contribution toward such coverage from the Executive or his estate, for a period equal to the lesser of (a) eighteen months following the Date of Termination, or (b) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by the Companies’ medical plan. Furthermore, in the event of the Executive’s Permanent Disability, insurance benefits will continue under the Companies’ long term disability plan in accordance with its terms.

     SECTION 5.06. Notice of Termination. Any termination by the Companies for Permanent Disability or Cause or without Cause or by the Executive with or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

     SECTION 5.07. Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five days after a Notice of Termination is given, (b) if the Employment Period is terminated as a result of his death, on the date of his death, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason, the later of the date of the Notice of Termination and the end of any applicable correction period.

     SECTION 5.08. No Duty to Mitigate. The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in this Article 5, and no compensation or benefits described in this Article 5 shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Section 5.05.

     SECTION 5.09. Termination for Good Reason or Without Cause Following a Change in Control. If the Employment Period shall be terminated within two years after a Change in Control (a) by the Executive for Good Reason, or (b) by the Companies not for Cause, then the Executive’s compensation and benefits upon termination shall be governed by this Section 5.09 instead of the provisions of Section 5.03 above, and, provided the Executive has executed, on or before the date that is fifty (50) days following the date of his termination of employment, an irrevocable (except to the extent required by law to be revocable) general release of claims in the form attached hereto as Exhibit A, and does not revoke such release prior to the end of the seven day statutory revocation period, the Executive shall be entitled solely to the following: (i) Base Salary through the Date of Termination, paid on the Companies’ normal payroll payment date; (ii) an amount equal to two times the sum of his Base Salary and his target annual bonus for the year of termination, provided that, the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01 or 8.01 or Article 9 below; (iii) a bonus for the year of termination of employment equal to the Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment; and (iv) medical benefits as provided in Section 5.05. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that duplicative severance benefits shall not be payable under any other plan or program. In addition, promptly following any such termination, the Executive shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination (in accordance with Section 13.14). The amounts due under clauses (ii) and (iii) of this Section 5.09 shall be paid, subject to Section 13.14 below, sixty (60) days following such termination of employment.

     SECTION 5.10. Separation From Service. Notwithstanding any provision of this Agreement to the contrary, for purposes of Section 5.03 and Section 5.09, the Executive will be deemed to have terminated his employment on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Companies, the Employment Period will be deemed to have ended on the date of his “separation from service” with the Companies, and the Date of Termination will be deemed to be the date of his “separation from service” with the Companies if and to the extent required under Section 409A.

ARTICLE 6

CONFIDENTIAL INFORMATION

     SECTION 6.01. Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent he reasonably believes that such disclosure or use is directly related to and appropriate in connection with the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive also agrees to execute and comply with such other confidentiality agreements or provisions as required of executive officers of the Company.

ARTICLE 7

INTELLECTUAL PROPERTY

     SECTION 7.01. Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Subsidiaries as now or hereafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company or its designated Subsidiary. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company or its designated Subsidiary will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Companies to protect their interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after termination of the Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

     SECTION 8.01. Delivery of Materials upon Termination of Employment. As requested by the Companies from time to time, and upon the termination of the Executive’s employment with the Companies for any reason, the Executive will promptly deliver to the Companies all property of the Company or its Subsidiaries, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material and, if requested by the Companies, will provide the Companies with written confirmation that to the best of his knowledge all such materials have been delivered to the Companies or destroyed.

ARTICLE 9

NON-COMPETITION AND NONSOLICITATION

     SECTION 9.01. Noncompetition. The Executive acknowledges that, during his employment with the Companies, he will become familiar with trade secrets and other Confidential Information concerning the Company and its Subsidiaries and his services will be of special, unique and extraordinary value to the Companies. In addition, the Executive hereby agrees that at any time during the Noncompetition Period (as defined below), he will not directly or indirectly own, manage, control, participate in, consult with, become employed by or otherwise render services to any business listed on Exhibit B hereto in the Territory. During the Noncompetition Period, the Company shall have the right to, in good faith, add other entities which are in substantial competition with the Companies to the list of businesses on Exhibit B, subject to the consent of the Executive which shall not be unreasonably withheld. Notwithstanding the foregoing, if the Executive’s termination of employment occurs at the end of the Employment Period due to the Companies giving written notice after the fifth anniversary of the Effective Date pursuant to Section 5.01 of its intention not to extend the Employment Period, this Section 9.01 will only apply if the Companies elect and agree in writing to pay the Executive his Base Salary and his annual target bonus in effect for the year during which his employment is terminated for an additional one-year period following the termination of employment, such amount to be paid, subject to Section 13.14 below, in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the date of the Executive’s “separation from service” with the Companies (as defined in Section 5.10 above) and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following such date and continuing on each of the next nine (9) monthly anniversaries of such date; provided, however, that if such termination of employment is within two years after a Change in Control, such amount shall instead be paid, subject to Section 13.14 below, 60 days following the Executive’s “separation from service” with the Companies. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of any corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

     SECTION 9.02. Nonsolicitation. The Executive hereby agrees that (a) during the Nonsolicitation Period (as defined below), the Executive will not, directly or indirectly through another Person, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any person employed by them at any time during such Nonsolicitation Period, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

     SECTION 9.03. Definitions. It is agreed that the “Territory,” for purposes of this Article 9, shall mean:

     (a) The entire United States and any other country where the Company or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Company’s products have been sold at any time in the one-year period ending on the last day of the Executive’s employment with the Companies;

     (b) In the event that the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire United States;

     (c) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the states in the United States where the Company or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Companies’ products have been sold at any time in the one-year period ending on the last day of Executive’s employment with the Companies;

     (d) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the area that includes all of the areas that are within a 50-mile radius of any retail store location in the United States at which the Companies’ products have been sold at any time in the one-year period ending on the last day of the Executive’s employment with the Companies; and

     (e) In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire state of North Carolina.

     It is also agreed that “Noncompetition Period,” for purposes hereof, shall mean:

     (a) the Employment Period and a period ending one year after the Date of Termination; and

     (b) In the event that the preceding clause shall be determined by judicial action to define too long a period to be enforceable, “Noncompetition Period” shall mean the Employment Period and a period ending six months after the Date of Termination.

     It is also agreed that “Nonsolicitation Period,” for purposes hereof, shall mean:

     (a) the Employment Period and a period ending two years after the Date of Termination;

     (b) In the event that the preceding clause shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending eighteen months after the Date of Termination;

     (c) In the event that the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending one year after the Date of Termination; and

     (d) In the event that the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending six months after the Date of Termination.

ARTICLE 10

EQUITABLE RELIEF

     SECTION 10.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Companies contained in Sections 6.01, 7.01, 8.01 or Article 9 could cause irreparable harm to the Companies for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01 or Article 9, the Companies shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief, without the necessity to post bond, as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATION AND INDEMNIFICATION

     SECTION 11.01. Executive Representation. The Executive hereby represents and warrants to the Companies that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Companies, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. Notwithstanding Section 11.02 below, in the event that any action is brought against the Executive involving any breach of any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to court fees, arbitration costs, mediation costs, attorneys’ fees and disbursements.

     SECTION 11.02. General Indemnification. The Companies, jointly and severally, agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Companies to the fullest extent permitted or authorized by applicable law and their bylaws, against all cost, expense, liability and loss (including, without limitation, advancement of attorneys’ and other fees and expenses) reasonably incurred or suffered by the Executive in connection therewith. The Companies agree to use their best efforts to maintain a directors’ and officers’ liability insurance policy covering the Executive during the Employment Period and for at least four years thereafter to the extent available on commercially reasonable terms.

ARTICLE 12

LIMITATION ON CERTAIN PAYMENTS CONTINGENT ON CHANGE IN CONTROL

     SECTION 12.01. Limitation on Certain Payments Contingent on Change In Control.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Companies (or any of their affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. Unless the Companies and the Executive agree otherwise, the reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) first, any such Payments that became fully vested prior to the Change in Control and that pursuant to paragraph (b) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent compensation payments solely by reason of the acceleration of their originally scheduled dates of payment will be reduced, by cancellation of the acceleration of their vesting; (ii) second, any severance payments or benefits, performance-based cash or equity incentive awards, or other contingent compensation payments the full amounts of which are treated as contingent on the Change in Control pursuant to paragraph (a) of Treas. Reg. § 1.280G-1, Q/A 24, will be reduced; and (iii) third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Companies, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-1, Q/A 24, are treated as contingent on the Change in Control because they become vested as a result of the Change in Control, will be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the contingent compensation payments will be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and will be so reduced only to the extent necessary to achieve the required reduction. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

     (b) All determinations required to be made under this Section 12.01 shall be made by the public accounting firm that is retained by the Companies as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Companies and the Executive within fifteen (15) business days of the receipt of notice from the Companies or the Executive that there has been a Payment, or such earlier time as is requested by the Companies. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Companies. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to the Executive to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Companies and the Executive (except as provided in Section 12.01(c) below).

     (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Companies, which are in excess of the limitations provided in this Section 12.01 (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Companies on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Companies should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 12.01. In the event that it is determined (i) by the Accounting Firm, the Companies (which shall include the position taken by the Companies, or together with their consolidated group, on their federal income tax returns) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Companies shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Companies, with any reasonable requests by the Companies in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 12.01(a) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Companies shall promptly pay to the Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 12.01(a), subject to the Safe Harbor Cap.

ARTICLE 13

MISCELLANEOUS

     SECTION 13.01. Binding Arbitration. The parties agree that, except as provided in Articles 9 and 10 above, any disputes under this Agreement shall be settled exclusively by arbitration conducted in Winston-Salem, North Carolina. Except to the extent inconsistent with this Agreement, such arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Companies and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators or if the two arbitrators do not agree, appointed by the American Arbitration Association. The costs of arbitration incurred by the Executive (or his beneficiaries) will be borne by the Companies (including, without limitation, reasonable attorneys’ fees and other reasonable charges of counsel) (a) if the arbitration occurs prior to a Change in Control, if the Executive prevails on a majority of the material issues in the dispute, and (b) if the arbitration occurs after a Change in Control, if the Executive prevails on at least one material issue in the dispute. Judgment upon the final award rendered by such arbitrator(s) may be entered in any court having jurisdiction thereof.

     Following the final determination of the dispute in which, based on the outcome of the dispute, the Executive is, in accordance with this Section 13.01, entitled to have his costs borne by the Companies, the Companies shall pay all such reasonable costs within ten (10) days following written demand therefor (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within sixty (60) days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the costs are incurred. Notwithstanding the foregoing, in the event a final determination of the dispute has not been made by December 20 of the year following the calendar year in which the costs are incurred, the Companies shall, within ten (10) days after such December 20, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Companies within ten (10) business days following the final determination if (i) in the case of an arbitration prior to a Change in Control, the Executive does not prevail on a majority of the material issues in the dispute, or (ii) in the case of an arbitration after a Change in Control, the Executive does not prevail on at least one material issue in the dispute. The amount of any costs eligible for payment under this Section 13.01 during a calendar year will not affect the amount of any costs eligible for payment under this Section 13.01 in any other taxable year.

     SECTION 13.02. Consent to Amendments; No Waivers. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Companies and the Executive. Notwithstanding the foregoing, the Companies shall have unilateral authority to amend this Agreement (without Executive consent) to the extent necessary to comply with applicable laws, rules or regulations (including but not limited to Section 409A) or changes to applicable laws, rules or regulations. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

     SECTION 13.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors, assigns, heirs, executors and estates of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Companies (other than to his estate or heirs) and the Company may assign this Agreement only to a successor to all or substantially all of the assets of the Company.

     SECTION 13.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     SECTION 13.05. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

     SECTION 13.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     SECTION 13.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Companies at the addresses set forth below.

If to the Executive:	To the last address delivered to the Companies
by the Executive in the manner set forth herein.

If to the Companies:	Krispy Kreme Doughnuts, Inc.
Krispy Kreme Doughnut Corporation
Suite 500
370 Knollwood Street
Winston-Salem, NC 27103

Attn: Senior Vice President-Human Resources

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     SECTION 13.08. Withholding. The Companies may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     SECTION 13.09. No Third-Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Companies, the Executive and their respective heirs, executors, successors and assigns.

     SECTION 13.10. Entire Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, including the Employment Agreement dated November 7, 2007, and the Amendment to the Employment Agreement dated December 15, 2008, that may have related in any way to the subject matter hereof.

     SECTION 13.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     SECTION 13.12. Survival. Sections 6.01, 7.01, 8.01 and Articles 5, 9, 11, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Employment Period.

    SECTION 13.13. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NORTH CAROLINA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

     SECTION 13.14. Section 409A.

     (a) It is intended that this Agreement will comply with Section 409A, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 13.14 shall subject the Companies to any claim, liability, or expense, and the Companies shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

     (b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Companies to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms, including the end of the Employment Period) with the Companies shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Companies.

     (c) With respect to any reimbursement or in-kind benefit arrangements of the Companies and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Companies. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

     SECTION 13.15. Representations of the Companies. The Companies represent and warrant that (a) the execution, delivery and performance of this Agreement by the Companies has been fully and validly authorized by all necessary corporate action, (b) the officer(s) signing this Agreement on behalf of the Companies is duly authorized to do so, (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Companies are a party or by which they are bound, and (d) upon execution and delivery of this Agreement by the parties hereto, it will be a valid and binding obligation of the Companies enforceable against the Companies and their successors and assigns in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ James H. Morgan
James H. Morgan
Chief Executive Officer

KRISPY KREME DOUGHNUT CORPORATION

By:	/s/ Douglas R. Muir
Douglas R. Muir
Chief Financial Officer

EXECUTIVE

/s/ Steven A. Lineberger
Steven A. Lineberger

Exhibit A

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this ____ day of ______, ____ (the “Release Date”) among Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company” and, together with KKDC, the “Companies”) and Steven A. Lineberger (the “Executive”).

1. Reference is hereby made to the amended and restated employment agreement dated as of March 11, 2011 (the “Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between the Executive and the Companies. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

2. The Executive, for himself, his spouse, heirs, executors, administrators, successors and assigns, hereby releases and discharges the Companies and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances and complaints, known and unknown, which the Executive or his spouse, heirs, executors, administrators, successors or assigns ever had or may have at any time through the Release Date. The Executive acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law or otherwise, arising out of the terms or conditions of the Executive’s employment at the Companies and/or the Executive’s separation from the Companies; enumeration of specific rights, claims and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release the Executive is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. The Executive accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. If the Executive is signing this Release prior to the expiration of such 21-day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. It is further understood that the Executive may revoke this Release within seven calendar days from the date of execution hereof. If the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

3. The Companies hereby release and discharge the Executive, his spouse, heirs, executors, administrators, successors and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which the Companies ever had or may have at any time through the Release Date. The Companies acknowledge and agree that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law or otherwise, arising out of the terms or conditions of the Executive’s employment at the Companies and/or the Executive’s separation from the Companies, and (ii) any claim for attorneys’ fees, costs, disbursements or other like expenses. The enumeration of specific rights, claims and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release the Companies are giving up all of their respective rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. The Companies accept the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4. This Release shall in no event (i) apply to any claim by either the Executive or the Companies arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive the Executive’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of the Executive’s employment under the terms of the Employment Agreement, (iii) waive the Executive’s right to indemnification under the charters and by-laws of the Companies, or (iv) waive the Executive’s rights as a shareholder.

5. This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

6. All questions concerning the construction, validity and interpretation of this Mutual Release will be governed by the internal law of North Carolina, without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated above.

KRISPY KREME DOUGHNUTS, INC.

By:

KRISPY KREME DOUGHNUT CORPORATION

By:

EXECUTIVE

Steven A. Lineberger

Exhibit B

The following businesses, together with their Subsidiaries, are the businesses for purposes of Section 9.01 hereof:

Dunkin Brands Inc.
Tim Hortons, Inc.
George Weston Limited
Interstate Bakeries Corporation
Flowers Foods, Inc.
McKee Foods Inc.
Starbucks

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